Exhibit 99.1

Contact:   Mark A. Kopser

Executive Vice President and Chief Financial Officer

(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES

PROPOSED AMENDMENT TO ITS SENIOR SECURED CREDIT FACILITY

Dallas, Texas (February 4, 2013) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced its intention to pursue a possible amendment to its senior secured credit facility (the “Credit Facility Amendment”). The terms of the Credit Facility Amendment are expected to include a new add-on term loan due 2019 in the amount of $150.0 million (the “New Add-On Term Loan”) and a reduction in the interest rates on its existing $310.1 million extended term loan due 2017, its existing $521.8 million add-on term loan due 2019 and its existing $125.0 million revolving credit facility.

The Company intends to use the proceeds from the New Add-On Term Loan to repay its existing $144.4 million non-extended term loan due 2014, together with any accrued interest and other amounts owing in respect thereof, and to pay fees and expenses related thereto and to the Credit Facility Amendment. Subject to market and other conditions, USPI intends to complete the Credit Facility Amendment within 60 days.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 213 surgical facilities, of which 148 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.